EXHIBIT 99.1

Contact:

David Anderson

Vice President, Chief Financial Officer and

Air & Liquid Processing President

(412) 246-4010

danderson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 12, 2026

Ampco-Pittsburgh Corporation Announces First Quarter 2026 Results

First Quarter 2026 Highlights:

•
Net sales increased 3.9% to $108.3 million compared to first quarter 2025
o
Forged and Cast Engineered Products Net sales decreased 2% to $70.8 million
o
Air and Liquid Processing Net sales increased 17% to $37.5 million
•
Net loss attributable to Ampco of $0.9 million; $0.04 per share
•
Adjusted EBITDA of $8.0 million with Adjusted EBITDA Margin of 7.4%
•
Q1 customer orders of $124 million, led by strong Air & Liquid demand with steel trends stabilizing
•
U.S. Defined Benefit Pension Plan achieved fully funded status as of February 9, 2026

Carnegie, PA, May 12, 2026 —Ampco-Pittsburgh Corporation (the “Company” or “Ampco”) (NYSE: AP) announced financial results for its first quarter ended March 31, 2026 (“First Quarter 2026”).

“We delivered sequentially improving first‑quarter results, reflecting continued execution against our strategic priorities and strong demand and performance in our Air and Liquid Processing segment,” said Brett McBrayer, CEO of Ampco‑Pittsburgh. “In Forged and Cast Engineered Products, results reflect ongoing progress following the 2025 steel industry slowdown, with trends stabilizing as the business aligns with historical volumes and mix. We are also realizing the benefits from the actions taken to optimize our operating footprint, including the closure of the U.K. plant and the ramp up of our Sweden facility, with most of those benefits expected to be realized over the balance of 2026.

Our Air and Liquid Processing segment delivered record Adjusted operating income in the quarter, driven by record customer orders and favorable demand across naval defense and power generation markets.

Demand conditions are improving, and our team continues to drive performance through disciplined execution and operational improvement. We remain focused on advancing our growth initiatives, strengthening our operating profile, and allocating capital to the highest‑return opportunities as we position Ampco‑Pittsburgh for sustainable long‑term value creation.”

First Quarter 2026 Results

Net sales for the First Quarter 2026 increased 3.9% to $108.3 million, compared to $104.3 million for the prior‑year period. The increase was driven by strong growth in the Air and Liquid Processing segment compared to prior periods, reflecting higher shipment volumes across all product lines, which more than offset the modest year‑over‑year decline in Forged and Cast Engineered Products related to capacity realignment and product mix.

Net loss attributable to Ampco‑Pittsburgh was $0.9 million, or $0.04 per share, compared to net income of $1.1 million, or $0.06 per share, in the prior‑year period, reflecting Forged and Cast Engineered Products timing and mix headwinds, the absence of prior‑year tax benefits, and a write down of the receivable related to the 2025 U.K. facility closure, partially offset by strong performance in our Air and Liquid Processing segment.

Adjusted EBITDA for the First Quarter 2026 was $8.0 million, compared to $8.8 million in the prior‑year period, with an adjusted EBITDA margin of 7.4%, a decline of 100 basis points year over year. The year‑over‑year decline primarily reflects the steel market slowdown experienced in 2025. Sequentially, Adjusted EBITDA increased meaningfully compared to the Fourth Quarter 2025, reflecting an improved mix driven by stronger results in the Air and Liquid Processing segment and improving operating conditions in the Forged and Cast Engineered Products segment as timing and mix effects began to moderate.

Backlog

Backlog at March 31, 2026, increased $16.6 million sequentially to $345.5 million, reflecting solid order activity and modestly improving demand conditions across several end markets. First Quarter 2026 bookings of approximately $124 million support improved near-term revenue visibility. Growth was driven by a record level of orders in the Air and Liquid Processing segment, with continued demand across power generation and defense markets. In Forged and Cast Engineered Products, order trends improved sequentially, reflecting strengthening customer activity from the lower levels experienced in 2025, with current order activity and underlying steel market indicators supporting backlog levels. Overall, backlog trends point to improving demand and continued shift toward higher-value opportunities, positioning the Company to anticipate improved conversion and growth as the year progresses.

First Quarter 2026 Segment Results

Forged and Cast Engineered Products

Net Sales for the Forged and Cast Engineered Products segment were $70.8 million, a decrease of 2% compared to the prior-year period, primarily reflecting the closure of the U.K. plant that was included in 2025 results. Net sales for U.S. operations were flat year over year, while the net sales at the remaining European operations increased more than 20%, driven by the ramp up of the Sweden facility. Adjusted operating income was $5.7 million, compared to $8.3 million in the prior-year period.

Performance in the quarter was impacted by timing and mix effects, including unfavorable regional shipment and product mix, and the flow‑through of inventory produced in late 2025 that carried a higher cost due to the operating shutdowns that occurred in late 2025. The Company expects these impacts to moderate as underlying demand for the segment’s products continues to improve.

Air and Liquid Processing

Net Sales for the Air and Liquid Processing segment were $37.5 million, an increase of 17.3% compared to the prior-year period, reflecting higher shipment volumes across the portfolio. Adjusted operating income was $5.7 million, representing a record quarterly result for the segment, an increase of approximately $2.0 million compared to the prior-year period.

Performance in the quarter was driven by a favorable product mix, including higher shipments of nuclear heat exchangers and Navy aftermarket products. Results also reflect the benefits of ongoing operational improvement initiatives, which continue to drive manufacturing efficiency, increase effective capacity, and support improved operating leverage.

Balance Sheet and Liquidity

As of March 31, 2026, the Company had $9.2 million of cash and cash equivalents and total liquidity of $30.8 million.

Operating cash flow for the First Quarter 2026 was $1.7 million, compared to a use of $5.3 million in the prior‑year period. Capital expenditures were $3.4 million, resulting in Free Cash Flow of $(1.7) million, compared to Free Cash Flow of approximately $(7.2) million for the First Quarter 2025. This improvement reflects continued focus of working capital management.

Net debt was $124.9 million as of March 31, 2026 (defined as total debt less cash and cash equivalents), compared to $120.1 million as of March 31, 2025.

Full Year 2026 Outlook

The Company exited the First Quarter 2026 with solid order activity and sequential backlog growth, reflecting continued momentum in the business and improving demand trends. Air and Liquid Processing continues to see increasing demand across power generation and defense end markets. In Forged and Cast Engineered Products, order trends grew sequentially from the prior quarter, as conditions continue to improve following the 2025 steel industry slowdown.

The Company expects a more favorable mix and improved conversion over the balance of the year. Overall, the Company believes current trends support ongoing improvement in operating performance as 2026 progresses.

Teleconference Access

Ampco will hold a conference call on Tuesday, May 12, 2026, at 8:30 a.m. Eastern Time (ET) to discuss its First Quarter 2026 financial results. The Company encourages participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, please go to https://dpregister.com/sreg/10207763/103ac768311

Those without internet access or unable to pre-register may dial in by calling:

• Participant Dial-in (Toll Free): 1-844-308-3408

• Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will become available on our website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, Sweden, and Slovenia and participates in two operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters are located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of Ampco-Pittsburgh Corporation and its subsidiaries (collectively, “we,” “us,” “our,” or the “Corporation”). This press release may include, but are not limited to, statements about operating performance, trends and events we expect or anticipate will occur in the future, statements about sales and production levels, timing of orders for our products, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, the continued impact of tariffs, global trade conditions, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “target,” “goal,” “forecast,” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For us, these risks and uncertainties include, but are not limited to: inability to maintain adequate liquidity to meet our operating cash flow requirements, debt service costs, net asbestos payments, and other financial obligations; cyclical demand for our products, economic downturns and insufficient demand for our products; excess global capacity in the steel industry; inability to successfully restructure our operations, complete internal reorganizations, scale our operations, and/or invest in operations that will yield optimal long-term value to our shareholders; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; limitations in availability of capital to fund our strategic plans or at acceptable interest rates; fluctuations in the value of the U.S. dollar and the functional (local) currency of our subsidiaries relative to other currencies; changes in the global economic environment, inflation, the ongoing impact of tariffs, elevated interest rates, recessions or prolonged periods of slow economic growth, global instability, consequences of pandemics, and actual and threatened geopolitical conflict; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply, or shortages of key production materials for us or our customers; inability to maintain compliance with the covenants, representations, or warranties of our various debt agreements; inoperability of certain equipment on which we rely; work stoppage or another industrial action on the part of any of our unions; changes in the existing regulatory environment; inability to satisfy the continued listing requirements of the New York Stock Exchange; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q.

Additionally, as it relates to the insolvency proceedings of Union Electric Steel UK Limited (“UES-UK”), any forward-looking statements are subject to risks and uncertainties related to such proceedings, including but not limited to: the actions of the certain insolvency practitioners of FRP Advisory Trading Limited as administrators of UES-UK and the High Court of Justice, Business and Property Courts at Leeds; the interpretation and application of U.K. insolvency law; potential claims by creditors or other stakeholders; the ability to recover assets; the rights of purported secured creditors to satisfy their claims and reduce our obligations to them; and the broader impact on the Corporation’s condensed consolidated financial condition, results of operations, and strategic plans.

We cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

NON-GAAP FINANCIAL MEASURES

The Corporation presents non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations. Non-GAAP adjusted EBITDA is calculated as net (loss) income excluding interest expense, other income - net, income tax provision, depreciation and amortization, and stock-based compensation along with significant charges or credits that are one-time charges or credits, unrelated to the Corporation’s ongoing results of operations, or beyond its control. Non-GAAP adjusted income from operations is calculated as income from operations excluding depreciation and amortization and stock-based compensation along with significant charges or credits that are one-time charges or credits, unrelated to the segment’s ongoing results of operations, or beyond its control. During the three months ended March 31, 2026, the non-GAAP financial measures were adjusted to exclude a change in the estimated recovery from the structured insolvency of our U.K. cast roll legal entity. These non-GAAP financial measures are not based on any standardized methodology prescribed by accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.

These measures are key measures used by the Corporation's management and Board of Directors to understand and evaluate the operating performance of the Corporation and its segments. The Corporation's management and Board of Directors believe these non-GAAP measures enhance comparability to companies in its stated industry peer group. Additionally, a portion of the incentive and compensation arrangements for certain employees is based on the Corporation’s business performance.

The Corporation believes these non-GAAP financial measures help identify underlying trends in its business that otherwise could be masked by the effect of the items it excludes from adjusted EBITDA and adjusted income from operations. The Corporation also believes these non-GAAP financial measures provide useful information to management, shareholders and investors, and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects and allowing for greater transparency with respect to key financial metrics used by the Corporation’s management in its financial and operational decision-making. In particular, the Corporation believes the exclusion of the change in estimated recovery, UES UK can provide a useful measure for period-to-period comparisons of the Corporation’s core business performance.

Non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted EBITDA, rather than net (loss) income, or non-GAAP adjusted income from operations, rather than income from operations, which are the nearest GAAP equivalents. Among other things, there can be no assurance that additional expenses similar to the change in estimated recovery, UES UK will not occur in future periods.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three months ended
	March 31,

	2026	2025

Total net sales	$108,327	$104,265

Costs of products sold (excl. depreciation and amortization)	86,755	82,104
Selling and administrative	13,884	13,659
Depreciation and amortization	4,258	4,636
Change in estimated recovery, UES UK	875	-
(Gain) loss on disposal of assets	(7)	16
Total operating costs and expenses	105,765	100,415

Income from operations	2,562	3,850

Other expense - net:
Interest expense	(2,723)	(2,726)
Other income — net	596	826
Total other expense — net	(2,127)	(1,900)

Income before income taxes	435	1,950
Income tax provision	(585)	(59)

Net (loss) income	(150)	1,891

Less: Net income attributable to noncontrolling interest	717	749
Net (loss) income attributable to Ampco-Pittsburgh	$(867)	$1,142

Net (loss) income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$(0.04)	$0.06
Diluted	$(0.04)	$0.06

Weighted-average number of common shares outstanding:
Basic	20,237	19,980
Diluted	20,237	20,167

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands, except percentages)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations as supplemental financial measures to GAAP financial measures.

The following is a reconciliation of net (loss) income, the most directly comparable GAAP financial measure, to non-GAAP adjusted EBITDA for the three months-ended March 31, 2026, and 2025, respectively:

	Three months ended
	March 31,

	2026	2025

Net (loss) income (GAAP)	$(150)	$1,891
Add (deduct):
Interest expense	2,723	2,726
Other income – net	(596)	(826)
Income tax provision	585	59
Income from operations	2,562	3,850
Add:
Depreciation and amortization	4,258	4,636
Stock-based compensation	292	306
Change in estimated recovery, UES UK	875	-
EBITDA, as adjusted (Non-GAAP)	$7,987	$8,792

Net sales	$108,327	$104,265
Adjusted EBITDA margin	7.37%	8.43%

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE, CONTINUED

(in thousands, except percentages)

The following is a reconciliation of Income from operations, the most directly comparable GAAP financial measure, to non-GAAP adjusted income from operations for the three months ended March 31, 2026, and 2025, respectively:

	Three months ended March 31,
	2026				2025
	FCEP	ALP	Corporate (1)	Ampco Consolidated	FCEP	ALP	Corporate (1)	Ampco Consolidated
Income from operations	$906	$5,392	$(3,736)	$2,562	$3,905	$3,494	$(3,549)	$3,850
Add:
Depreciation and amortization	3,924	327	7	4,258	4,368	268	-	4,636
Stock-based compensation	-	-	292	292	-	-	306	306
Change in estimated recovery, UES UK	875			875	-	-	-	-
Income from operations, as adjusted (Non-GAAP)	$5,705	$5,719	$(3,437)	$7,987	$8,273	$3,762	$(3,243)	$8,792

Net sales	$70,809	$37,518		$108,327	$72,287	$31,978		$104,265
Adjusted margin from operations	8.06%	15.24%		7.37%	11.44%	11.76%		8.43%

(1) Corporate represents the operating expenses of the corporate office and other costs not allocated to the segments.